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                                                                      Exhibit 99
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FOR IMMEDIATE RELEASE

Investor Contacts:
Douglas A. Shumate                                     Mary A. Edwards
Senior Vice President                                  Manager
Chief Financial Officer                                Investor Relations
706-385-8189                                           706-385-8016
dshumate@itcdeltacom.com                               medwards@itcdeltacom.com
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Media Contact:
Moss Crosby
Vice President of Marketing
256-382-3851
mcrosby@itcdeltacom.com

                    ITC/\DELTACOM TO ADJOURN ANNUAL MEETING
                              UNTIL JUNE 11, 2001

     WEST POINT, Ga. (May 15, 2001) - ITC/\DeltaCom, Inc. (Nasdaq/NM: ITCD) today announced its plans to convene the 2001 annual meeting of its stockholders on May 18, 2001, as originally scheduled, and to adjourn the meeting without a vote on any proposal. The Company plans to adjourn the annual meeting to provide its stockholders with sufficient time to review a forthcoming proxy supplement that will provide additional information regarding the annual meeting proposals. The Company plans to reconvene the annual meeting on June 11, 2001, at 11:00 a.m., local time, at the New Horizon Community Theatre, 411 West 8th Street, West Point, Georgia. At the reconvened meeting on June 11, 2001, each of the proposals set forth in the Company's proxy statement, dated April 18, 2001, as supplemented, and any other matters that are properly presented at the meeting, are expected to be submitted to a vote of the stockholders.

About ITC/\DeltaCom

     ITC/\DeltaCom, headquartered in West Point, Georgia, provides integrated telecommunications and technology solutions to businesses in the southern United States and is a leading regional provider of broadband transport services to other communications companies. ITC/\DeltaCom's business communications services include local, long distance, enhanced data, Internet access, managed IP, network monitoring and management, and operator services, and the sale and maintenance of customer premise equipment. Additionally, ITC/\DeltaCom offers colocation, web hosting, and managed and professional services through e/\deltacom, a division of
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ITC/\DeltaCom. The Company operates 37 branch offices in nine states, and its
10-state, fiber optic network of approximately 9,730-miles, reaches approximately 150 points of presence. ITC/\DeltaCom has interconnection agreements with BellSouth, GTE, Southwestern Bell and Sprint for resale and access to unbundled network elements and is a certified Competitive Local Exchange Carrier (CLEC) in Arkansas, Texas, and all nine BellSouth states. For additional information about ITC/\DeltaCom or e/\deltacom, please visit their websites at www.itcdeltacom.com and www.edeltacom.com.
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